Exhibit 99.1

For Immediate Release

TIB Financial Corp. to distribute stock dividend in lieu of quarterly cash dividend; updates developments in the second quarter

NAPLES, Fl. June 25, 2008-TIB Financial Corp. (NASDAQ:TIBB), parent company of TIB Bank, The Bank of Venice and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs and Fort Myers area, Highlands County, South Miami-Dade County, the Florida Keys and Sarasota County, today said its Board of Directors has voted to distribute a 1% (one percent) stock dividend valued at approximately $0.06 per share to holders of record as of July 7, 2008. The stock dividend will be distributed July 17, 2008 and is comparable in value to the company’s most recent quarterly cash dividend paid April 10, 2008.

“The decision to replace our quarterly cash dividend with a stock dividend was made after consideration of the current economic and operating environment and our desire to maintain the well capitalized position of the company, TIB Bank and The Bank of Venice. Both banks and the holding company currently exceed all regulatory requirements to meet the definition of well-capitalized. We understand that cash dividends are an important component of investment return to our shareholders, but believe this is a prudent measure to help sustain our strong capital position and improve future shareholder value,” said Thomas J. Longe, chairman and CEO of TIB Financial Corp.

“We also recognize that capital strength is essential to the execution of our strategic plan to be the leading community banking organization headquartered in Southwest Florida, and we believe we are currently well-positioned to be able to grow in a challenging economic environment,” said Longe.

TIB has recently made substantial investments in the future expansion and scope of its operations. These initiatives include attracting a $10.1 million strategic capital investment from two southwest Florida families and their related business enterprises, purchasing Naples Capital Advisors, a registered investment advisor, establishing a private banking and wealth management division and extending its market footprint into Sarasota County via the acquisition of The Bank of Venice.

With respect to developments in the second quarter through May 31, 2008:

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Naples Capital Advisors’ assets under management increased to $94 million from $84 million at March 31, 2008 and its client composite portfolio earned a positive year-to- date return despite very difficult financial market conditions.

•	The private banking group added $18 million in relationship based lower cost deposits and $5 million of loans through the first five months of the year.

•	The hiring of additional residential mortgage and commercial loan officers earlier this year is bearing fruit as total loans increased $34 million to $1.174 billion through May.

•	The company is experiencing a positive trend in its net interest margin due to the close management of its funding costs, combined with more stable short-term interest rates during the quarter.

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As noted in the first quarter, the company is restructuring its indirect auto finance operations and continues to accelerate the resolution of nonperforming auto loans. Collection and disposition results are improving and delinquent loans have declined from their peak in the first quarter. Ron Luth has recently joined TIB Bank as senior vice president in charge of this business line. Mr. Luth has over 25 years of experience in auto finance. This loan portfolio declined to $104 million at the end of May and the company expects it to decline further during the balance of the year.

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Total nonperforming loans are expected to be similar to the $26.9 million reported for the first quarter of this year. Charge-offs during the second quarter are estimated between $4.5 and $4.9 million reflecting approximately $3.7 million of charged-off auto loans. The balance of the projected charge-offs represent in general previously identified estimated losses on loans and one loan foreclosed and transferred to OREO during the quarter.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.5 billion in total assets and 20 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Venice and Sebring. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $94 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies' experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com, www.bankofvenice.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB's investor relations site at www.tibfinancialcorp.com. For more information, contact Thomas J. Longe, Chairman and Chief Executive Officer at 239-263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at 239-659-5876.

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control, may cause actual results to differ materially from those in the "forward-looking" statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

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